UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 26, 2008

iGATE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

000-21755	25-1802235
(Commission File Number)	(IRS Employer Identification No.)

1000 Commerce Drive, Suite 500 Pittsburgh PA	15275
(Address of Principal Executive Offices)	(Zip Code)

(412) 506-1131

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Sunil Wadhwani and Ashok Trivedi as CEO and President

On February 26, 2008, at a meeting of the Board of Directors of iGate Corporation (“iGate”), Sunil Wadhwani announced his resignation as Chief Executive Officer of iGate, effective April 1, 2008. Mr. Wadhwani has served as Chief Executive Officer of iGate since 1996.

At the same meeting, Ashok Trivedi announced his resignation as President of iGate, effective April 1, 2008. Mr. Trivedi has served as President of iGate since 1996.

Messrs Wadhwani and Trivedi’s departures are not related to any dispute with iGate, nor are they related to any accounting or financial reporting issue. Messrs. Wadhwani and Trivedi, the founders of iGate, will continue to serve as Co-Chairmen of the Board of Directors and remain with iGate in non-executive capacities.

Appointment of Phaneesh Murthy as Chief Executive Officer

On February 26, 2008, Phaneesh Murthy, the current Chief Executive Officer of iGate Global Solutions (“iGS”), was appointed President and Chief Executive Officer of iGate, effective April 1, 2008. He was named Chief Executive Officer of iGATE Global Solutions Limited (“iGS”) in August 2003 and served in this position until his current appointment. Mr. Murthy also serves as a member of the board of directors of Global Edge Software Pvt, Ltd. and Cybernet Systems, Inc. In January 2003, Mr. Murthy founded Quintant, an India-based business process outsourcing company that was acquired by iGS and iGate Corporation in August 2003. Prior to that, from July 2002 to August 2003, he founded Primentor, a U.S.-based consulting firm. From 1992 to 2002, Mr. Murthy held various positions at Infosys, including Head of Global Sales and Marketing in the United States from 1995 to 2002. Mr. Murthy is an MBA graduate of the Indian Institute of Management in Ahmedabad, India and received the equivalent of a Bachelor’s degree from the Indian Institute of Technology in Chennai, India.

The terms of Mr. Murthy’s employment as CEO of iGate will be substantially similar to his employment arrangement with iGS, although the Company intends to review his annual salary in April 2008. Mr. Murthy and iGS are parties to an employment agreement dated as of August 22, 2003 which provided for an initial base salary of $300,000 which was increased to $500,000 in 2007. The agreement also provides for bonus compensation tied to the attainment of performance goals and six months severance in the event of termination other than for cause. Further information regarding Mr. Murthy’s compensation appears on the Company’s 2007 Proxy Statement, dated April 30, 2007.

Resignation of Mike Zugay as Chief Financial Officer

On February 26, 2008, at a meeting of the Board of Directors of iGate Corporation (“iGate”), Michael J. Zugay announced his resignation as Chief Financial Officer of iGate, effective April 1, 2008. Mr. Zugay has served as Chief Financial Officer of iGate since April 2001. Mr. Zugay’s departure is not related to any dispute with iGate, nor is it related to any accounting or financial reporting issue.

Appointment of Ramachandran Natesan as Chief Financial Officer

On February 26, 2008, Ramachandran Natesan, the current Chief Financial Officer of iGS, was appointed Chief Financial Officer of iGate, effective April 1, 2008. Mr. Natesan is also currently is a member of the Board of Directors of iGS. Mr. Natesan joined iGS in June 2003. Prior to joining iGS, Mr. Natesan was a partner with Chandabhoy & Jassoobhoy, a leading accounting firm in India, for several years, as well as its Managing Partner for a period of over three years.

The terms of Mr. Natesan’s employment as CFO of iGate will be substantially similar to his employment arrangement with iGS, although the Company intends to review his annual salary in April 2008. Mr. Natesan and iGS entered into an employment agreement in June 2003. His present total gross annual remuneration (including salary, a fixed dearness allowance, housing allowance, and benefits) is 5,300,000 Rupees. Mr. Natesan is also eligible to receive bonus compensation tied to the attainment of performance goals in a maximum amount of 3,800,000 Rupees, and six months severance in the event of termination other than for cause.

Mr. Natesan’s professional experience, which spans over 26 years before his employment with iGate, extensively covers Corporate Finance, Domestic & International Taxation, Accounting and Business Laws in diverse industries. In his tenure in professional practice, Mr. Natesan also acted as an independent financial and corporate advisor to iGate for a number of years. Mr. Natesan has also acted as an expert on panels set up by Regulators in India on accounting and reporting standards and as investigator on behalf of the Reserve Bank of India , the Indian central bank, and served on the Commission on Taxation of the International Chamber of Commerce. He has authored articles and regularly contributed to international publications in areas related to doing business in India and foreign inbound and domestic outbound investments, taxation and transfer pricing. Mr. Natesan is a Chartered Accountant by training. He is a Fellow of the Institute of Chartered Accountants of India and holds a Bachelor of Commerce degree from Bombay University.

Item 8.01.	Other Events

On February 26, 2008, iGate announced that its Board of Directors, after a review of its strategic options, has decided to divest its Professional Services business. The divestiture will occur through a sale of the business or through a tax-free spin-off of the business to iGate shareholders.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	Press release dated February 26, 2008 (re: divestiture)
99.2	Press release dated February 26, 2008 (re: management transition)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iGATE CORPORATION

By:	/s/ Michael Zugay
Name:	Michael Zugay
Title:	Senior Vice President, Chief Financial Officer

March 3, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release From iGate Corporation, dated February 26, 2008.
99.2	Press Release From iGate Corporation, dated February 26, 2008.